                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 12.1

        Statement of Computation of Ratio of Earnings to Fixed Charges
                                 (In Thousands)


                                                        Year ended December 31,                      Six Months
                                      -----------------------------------------------------------       ended
                                         2000         2001         2002         2003       2004     June 30, 2005
                                      ----------    ---------    ---------    -------    --------   -------------
Earning/(loss) before income taxes    $(191,268)    $(17,555)    $(61,730)    $ 3,901    $123,769      $(8,314)
Interest expense                         19,405       22,145       16,801      10,590      20,032        7,975
Interest portion of rental expense        3,300        4,066        4,276       4,995       5,310        2,761
                                      ---------     --------     --------     -------    --------      -------
Earning/(loss) before income taxes
  and before fixed charges            $(168,563)    $  8,656     $(40,653)    $19,486    $149,111      $ 2,422
                                      =========     ========     ========     =======    ========      =======

Interest expense                      $  19,405     $ 22,145     $ 16,801     $10,590    $ 20,032      $ 7,975
Interest portion of rental
  expense(1)                              3,300        4,066        4,276       4,995       5,310        2,761
                                      ---------     --------     --------     -------    --------      -------
Fixed Charges                         $  22,705     $ 26,211     $ 21,077     $15,585    $ 25,342      $10,736
                                      =========     ========     ========     =======    ========      =======
Ratio of earnings to fixed charges           --           --           --        1.3x        5.9x           --


For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings/(loss) before income taxes and fixed charges. For purposes of calculating the ratio, fixed charges include interest, whether expensed or capitalized, and the interest component of rental expense. For the years ended December 31, 2000, 2001 and 2002, earnings were inadequate to cover fixed charges. The deficiency was $191,268, $17,555 and $61,730, respectively. Additionally, for the six months ended June 30, 2005, earnings were inadequate to cover fixed charges. The deficiency was $8,314.

(1) The Company uses 25% of rental expense as an estimation of the interest factor on its rental expense.